AMENDMENT NUMBER THREE TO LOAN AND SECURITY AGREEMENT


     This Amendment Number Three to Loan and Security Agreement
("Amendment") is entered into as of July 31, 1995, between FOOTHILL CAPITAL CORPORATION ("Foothill") and UNITED MERCHANTS AND
MANUFACTURERS, INC. ("Borrower").

     FACT ONE:  Foothill and Borrower entered into that certain
Amended and Restated Loan And Security Agreement as of June 28,1994, as amended on August 26, 1994 and September 28, 1994 (the
"Agreement").

     FACT TWO: Concurrently herewith Foothill and Victoria Creations, Inc. ("Victoria") have entered into an Amended and Restated Loan and Security Agreement. The purpose of this Amendment is to deal with the balance of the Obligations owed by Borrower to Foothill after giving effect to such agreement.

     FACT THREE: Borrower and Foothill desire to amend the Agreement as provided herein.


     NOW, THEREFORE, Foothill and Borrower hereby amend the Agreement as follows:

      1. All references in the Agreement to Combined Term Note and the terms and conditions related thereto are hereby deleted.

      2. Section 1.1 of the Agreement is hereby amended to add the following additional definition:

          "Net Earnings" shall mean, for any period for which such amount is being determined, the net earnings of Borrower and its consolidated subsidiaries (other than Victoria) during such period determined on a consolidated basis for such period in accordance with generally accepted accounting principles, as set forth in the consolidated financial statements of Borrower audited by one of the "Big Six" accounting firms or other reputable accounting firm reasonably acceptable to Foothill and which are included in Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual
     Reports and Form 8-K Current Reports which are filed with the Securities and Exchange Commission (or, in the event that Borrower is no longer legally required to file such reports, financial statements reflecting the same information and deliverable on the same dates as the above-referenced filings), provided that there shall be excluded (i) income of any Person (other than a consolidated subsidiary of Borrower) in which Borrower or any of its consolidated subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its consolidated subsidiaries by such Person during such period, (ii) the income of any subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of the income is not at the time permitted by any judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, and (iii) any non-recurring (which shall include proceeds from the sale of Real Property), non-cash gains and losses, net of any applicable income taxes.

      3. Section 2.1 of the Agreement is hereby deleted in its entirety. All Obligations outstanding as of this date shall be evidenced by the Term Note and shall be repayable in accordance with Section 2.3 and the Term Note.

      4. Foothill shall no longer have an obligation to issue L/Cs or L/C Guarantees on behalf of Borrower. In addition, Borrower shall cause the two (2) letters of credit in the aggregate amount of One Million Ninety Four Thousand Dollars ($1,094,000) in which the Beneficiary of each is National Union Fire Insurance Company, to be released within nine (9) months of the date of this Amendment. Once such letters of credit are released, Section 2.2 shall automatically be deleted.

      5. Section 2.3 of the Agreement is amended in its entirety to read as follows:

          "2.3 Term Loans. Borrower's outstanding Obligations to Foothill as of this date are in the aggregate principal amount of Eleven Million Six Hundred Eighty Eight Thousand Dollars ($11,688,000). Such Obligations shall be evidenced by and repayable in accordance with the terms of that certain Secured Promissory Note (the "Term Note") dated July 31, 1995, and executed by Borrower in favor of Foothill. All amounts evidenced by the Term Note shall constitute Obligations. The Term Note amends and supersedes in its entirety that certain Secured Promissory Note in the original principal amount of Ten Million Dollars ($10,000,000) payable by Borrower to Foothill together with that certain Secured Promissory Note in the original principal amount of Two Million Dollars ($2,000,000) payable jointly by Borrower and Victoria to Foothill.

          The Term Note shall be repayable from collections of Borrower's Current Accounts and Inventory (as hereinafter defined) from monies due to Borrower from Victoria, from Borrower's pledge of Victoria's outstanding capital stock to Foothill, and from Net Proceeds of sales of Borrower's Real
     Property in an amount up to Three Million Dollars ($3,000,000).
     Once Foothill has received such amount, Borrower shall be entitled to retain the next Two Million Dollars ($2,000,000) in Net Proceeds from sales of Real Property. Foothill and Borrower shall share equally in any Net Proceeds from sale of Real Property in excess of Five Million Dollars ($5,000,000). Foothill's portion of the Net Proceeds described in the preceding sentence shall be applied to the Term Note. For purposes of this section: (a) Real Property shall not include Borrower's Buffalo Mill property or property which is utilized by Victoria in the operation of its business, and
     (b) "Net Proceeds" shall mean all proceeds of sale of each Real Property, less the direct out-of-pocket expenses incurred by Borrower regarding such sale (such as, but not limited to, real estate commissions, escrow charges, and title insurance charges). For purposes of this paragraph, Current Accounts and Inventory means all of Borrower's presently existing accounts receivable and Inventory, wherever located.

          The Term Note shall also be repayable from fifty percent (50%) of Borrower's Net Earnings.

      6.  Section 2.5(a) is hereby amended to read as follows:

          "(a) Interest Rate.  Commencing July 1, 1995, all
     Obligations shall bear interest, on the average Daily Balance, at the rate of twelve percent (12%) per annum. Borrower shall have the right to have interest on the Obligations payable in the months of August through December of 1995 and January through April of 1996 added to principal each month as it becomes due.
     Any of such interest shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate provided in this section and in the Term Note.

      7. Section 3.3 of the Agreement is amended to change the Maturity Date to July 31, 2000.

      8. Notwithstanding anything to the contrary in Section 7.4, Borrower shall have the right to sell Real Property, other than the property used by Victoria in the operation of its business, so long as the proceeds of such sales are distributed as provided in Section 2.3.

      9.  The Victoria Guaranty is hereby released.

     10. Section 7.5 of the Agreement is amended in its entirety to read as follows:

          "7.5 Change Name. Without at least thirty (30) days' prior written notice to Foothill, change Borrower's name, FEIN, business structure, identity or any new fictitious name."

     11.  Sections 2.4, 3.2, 5.2, 6.6, 6.12, 6.19 through 6.23, 7.7, 7.10,
7.11 and 7.16 of the Agreement are hereby deleted in their entirety.

     12. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement shall remain in full force and effect.

     13. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

     IN WITNESS WHEREOF, Borrower and Foothill have executed this
Amendment as of the date first set forth above.

                         FOOTHILL CAPITAL CORPORATION



                         By   /s/ Steven Cole
                         Title  Vice President


                         UNITED MERCHANTS AND MANUFACTURERS, INC.



                         By    /s/ Judith A. Nadzick
                         Title  Executive Vice President